Exhibit 99.1

CACI Announces Pricing of $1.0 Billion Upsized Offering of 6.375% Senior Notes

Reston, Va., May 21, 2025 – CACI International Inc (NYSE: CACI) today announced that it has priced its offering (the “Offering”) of $1.0 billion in aggregate principal amount of 6.375% unsecured senior notes maturing in 2033 (the “2033 Notes”), which represents a $250 million increase from the previously announced size of the offering. The 2033 Notes will mature on June 15, 2033 and will be issued at par. The Offering is expected to close on June 2, 2025, subject to customary closing conditions. CACI intends to use the net proceeds from the Offering to partially repay amounts outstanding under its revolving credit facility.

The 2033 Notes will be guaranteed on a senior unsecured basis by all of CACI’s subsidiaries that are borrowers or guarantors under CACI’s senior credit facilities.

The 2033 Notes are being offered in the United States only to persons reasonably believed to be qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933 (the “Securities Act”), as amended, and to non U.S. persons outside of the United States only in compliance with Regulation S under the Securities Act. The 2033 Notes have not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any security, nor shall there be any sale of the 2033 Notes or any other security of CACI, in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

About CACI

At CACI International Inc (NYSE: CACI), our 25,000 talented and dynamic employees are ever vigilant in delivering distinctive expertise and differentiated technology to meet our customers’ greatest challenges in national security. We are a company of good character, relentless innovation, and long-standing excellence. Our culture drives our success and earns us recognition as a Fortune World's Most Admired Company. CACI is a member of the Fortune 1000 Largest Companies, the Russell 1000 Index, and the S&P MidCap 400 Index. For more information, visit us at caci.com.

Forward-Looking Statements

There are statements made herein which do not address historical facts, and therefore could be interpreted to be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such statements are subject to factors that could cause actual results to differ materially from anticipated results. The factors that could cause actual results to differ materially from those anticipated include, but are not limited to, the risk factors set forth in CACI’s Annual Report on Form 10-K for the fiscal year ended June 30, 2024, and other such filings that CACI makes with the Securities and Exchange Commission from time to time. Any forward-looking statements should not be unduly relied upon and only speak as of the date hereof.

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Corporate Communications and Media:	Investor Relations:
Lorraine Corcoran, Executive Vice President, Corporate Communications	George Price, Senior Vice President, Investor Relations
(703) 434-4165, lorraine.corcoran@caci.com	(703) 841-7818, george.price@caci.com